As filed with the Securities and Exchange Commission on May 21, 2013
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-162187
UNDER THE SECURITIES ACT OF 1933

Artio Global Investors Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-6174048
(State or Other Jurisdicion of Incorporation)	(I.R.S. Employer Identification No.)

330 Madison Avenue
New York, NY 10017
(212) 297-3600
(Address, including zip code, and telephone number including area code, of registrant’s principal executive offices)

Artio Global Investors Inc. 2009 Stock Incentive Plan
 (Full title of the plan)

Nicola Espy
Corporate Secretary
Aberdeen Asset Management Inc.
1735 Market Street 32nd Floor
Philadelphia, PA 19103
(215) 405-5700
(Name,  and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the following Registration Statement of Artio Global Investors Inc., a Delaware corporation (the “Registrant”), on Form S-8 (the “Registration Statement”):

•
Registration Statement No. 333-162187, filed with the SEC on September 29, 2009, registering the offering and sale of 9,700,000 shares of the Registrant’s Class A common stock, par value $0.001, under the Artio Global Investors Inc. 2009 Stock Incentive Plan.

On May 21, 2013, pursuant to the Agreement and Plan of Merger dated as of February 13, 2013, among the Registrant, Aberdeen Asset Management PLC, a public limited company organized and existing under the laws of the United Kingdom (“Aberdeen”), and Guardian Acquisition Corporation, a Delaware corporation and an indirect, wholly-owned subsidiary of Aberdeen (“Merger Sub”), the Registrant was acquired by Aberdeen through a merger of Merger Sub with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as an indirect, wholly-owned subsidiary of Aberdeen.

As a result of the Merger, the Registrant has terminated any and all offerings of securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on May 21, 2013.

Artio Global Investors Inc.

By:	/s/ Andrew Smith
	Name:	Andrew Smith
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary Marshall	Chief Executive Officer, Director	May 21, 2013
Gary Marshall

/s/ Andrew Smith	Chief Financial Officer, Director	May 21, 2013
Andrew Smith

/s/ Jennifer Nichols	Director	May 21, 2013
Jennifer Nichols